EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-85846 and No. 333-140991) of Crown Holdings, Inc. on Form S-8 of our report dated June 20, 2011, appearing in this Annual Report on Form 11-K of the Crown Cork & Seal Company, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2010.

ParenteBeard LLC
Philadelphia, Pennsylvania
June 20, 2011